EXHIBIT 99.1
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Date:          June 2, 2004
Contact:       Mendo Akdag, CEO

Phone:         (954) 979 5995
Fax:           (954) 971 0544

BusinessWeek Names PetMed Express #1 of the Nation's 100 Hot Growth
Companies

Pompano Beach, Florida, June 2, 2004 - PetMed Express, Inc. (NASDAQ:
PETS) announced today that BusinessWeek magazine has named PETS to its 2004 annual list of the top 100 Hot Growth Companies, released in the June 7, 2004 issue of the business weekly magazine.

Ranking PetMed Express #1 in the newly released list, the magazine noted, "The ability to find - and then exploit - a sweet spot in the economy is still the common denominator of our list. Our top company, PetMed Express Inc. (PETS), forged a whole new industry by selling pet medications via e-mail, phone, or fax. Though now under pressure from veterinarians unhappy with losing this profitable business, the company has already become America's largest pet pharmacy."

Companies selected for the Hot Growth 100 are publicly traded and ranked according to their performance in sales growth, earnings growth and return on capital over a three-year period. Companies on the list must have annual sales of more than $50 million and less than $1.5 billion, a current market value greater than $25 million and a share price of at least $5.

According to BusinessWeek's three-year analysis, PetMed Express experienced an average increase in sales of 102.2 percent, a 173.9 percent average increase in profits and a 51.5 percent average return on capital.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
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This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano Beach, Mendo Akdag, CEO, 954-979-5995.

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